                                                                    EXHIBIT 10.3


                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                             QUANTA SERVICES, INC.,
                            SPALJ ACQUISITION, INC.,
                          SPALJ CONSTRUCTION COMPANY,
                                  J.R. SPALJ,
                                  LUKE SPALJ,
                                 MARK ANDERSON,
                                      AND
                                 JANE M. SPALJ



                            Dated as of May 5, 1998
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                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I
                                  DEFINITIONS

     1.1.  DEFINITIONS.............................................   1
     1.2.  INTERPRETATION..........................................   5

                                  ARTICLE II
                   THE MERGER AND THE SURVIVING CORPORATION

     2.1.  THE MERGER..............................................   6
     2.2.  EFFECTIVE TIME OF THE MERGER............................   6
     2.3.  ARTICLES OF INCORPORATION, BY-LAWS AND BOARD OF
           DIRECTORS OF SURVIVING CORPORATION......................   6

                                  ARTICLE III
                             CONVERSION OF SHARES

     3.1.  CONVERSION OF SHARES....................................   7
     3.2.  NEWCO SHARES............................................   7
     3.3.  DELIVERY OF MERGER CONSIDERATION........................   7

                                  ARTICLE IV
                                    CLOSING

     4.1.  CLOSING.................................................   7

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     5.1.  DUE ORGANIZATION AND QUALIFICATION......................   7
     5.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.............   8
     5.3.  CAPITALIZATION AND OWNERSHIP............................   9
     5.4.  SUBSIDIARIES............................................   9
     5.5.  FINANCIAL STATEMENTS....................................   9
     5.6.  LIABILITIES AND OBLIGATIONS.............................  10
     5.7.  ACCOUNTS AND NOTES RECEIVABLE...........................  10
     5.8.  ASSETS..................................................  11
     5.9.  MATERIAL CUSTOMERS AND CONTRACTS........................  11
     5.10. PERMITS.................................................  12
     5.11. ENVIRONMENTAL MATTERS...................................  13
     5.12. LABOR AND EMPLOYEE RELATIONS                              13
     5.13. INSURANCE                                                 13
     5.14. COMPENSATION; EMPLOYMENT AGREEMENTS                       13
     5.15. NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION
           AGREEMENTS..............................................  14
     5.16. EMPLOYEE BENEFIT PLANS..................................  14
     5.17. LITIGATION AND COMPLIANCE WITH LAW......................  16
     5.18. TAXES...................................................  16
     5.19. ABSENCE OF CHANGES......................................  17
     5.20. ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY..  18
     5.21. ABSENCE OF CERTAIN BUSINESS PRACTICES...................  18

                                       i
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     5.22. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.  18
     5.23. INTANGIBLE PROPERTY.....................................  18
     5.24. TAX REORGANIZATION REPRESENTATION.......................  18
     5.25. TOTAL ASSETS............................................  18
     5.26. DISCLOSURE..............................................  19

                                  ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF QUANTA AND NEWCO

     6.1.  ORGANIZATION...........................................   19
     6.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS............   19
     6.3.  QUANTA COMMON STOCK....................................   20
     6.4.  TAX REORGANIZATION REPRESENTATIONS.....................   20
     6.5.  SEC FILINGS; DISCLOSURE................................   21
     6.6.  DISCLOSURE.............................................   21
     6.7.  REGISTRATION STATEMENT.................................   21

                                  ARTICLE VII
                               CERTAIN COVENANTS

     7.1.  RELEASE FROM GUARANTEES................................   21
     7.2.  FUTURE COOPERATION; TAX MATTERS........................   21
     7.3.  EXPENSES...............................................   22
     7.4.  LEGAL OPINION..........................................   22
     7.5.  EMPLOYMENT AGREEMENTS..................................   22
     7.6.  PRE-CLOSING DISTRIBUTIONS..............................   22
     7.7.  REPAYMENT OF RELATED PARTY INDEBTEDNESS................   23
     7.8.  STOCK OPTIONS..........................................   23
     7.9.  STOCK PURCHASE PROGRAM.................................   23
     7.10. REGISTRATION RIGHTS....................................   24
     7.11. TRANSACTIONS WITH AFFILIATES; EQUIPMENT................   27

                                 ARTICLE VIII
                                INDEMNIFICATION

     8.1.  GENERAL INDEMNIFICATION BY THE EMPLOYEE STOCKHOLDERS...   27
     8.2.  INDEMNIFICATION BY QUANTA..............................   27
     8.3.  THIRD PERSON CLAIMS....................................   27
     8.4.  INDEMNIFICATION DEDUCTIBLE.............................   28
     8.5.  INDEMNIFICATION LIMITATION.............................   28
     8.6.  EXCLUSIVE REMEDY.......................................   29
     8.7.  INDEMNIFICATION FOR NEGLIGENCE OF INDEMNIFIED PARTY....   29

                                  ARTICLE IX
                           NONCOMPETITION COVENANTS

     9.1.  PROHIBITED ACTIVITIES..................................   29
     9.2.  EQUITABLE RELIEF.......................................   30
     9.3.  REASONABLE RESTRAINT...................................   30

                                       ii
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     9.4.  SEVERABILITY; REFORMATION..............................   30
     9.5.  MATERIAL AND INDEPENDENT COVENANT......................   30

                                   ARTICLE X
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1.  GENERAL...............................................   31
     10.2.  EQUITABLE RELIEF......................................   31

                                  ARTICLE XI
                            INTENDED TAX TREATMENT

     11.1.  TAX-FREE REORGANIZATION...............................   31

                                  ARTICLE XII
              FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                            ON QUANTA COMMON STOCK

     12.1.  COMPLIANCE WITH LAW...................................   31
     12.2.  ECONOMIC RISK; SOPHISTICATION.........................   32
     12.3.  RULE 144 REPORTING....................................   32
     12.4.  CONSENT TO RESELL SHARES UNDER PROSPECTUS.............   32
     12.5.  CONTRACTUAL RESTRICTIONS ON TRANSFERS OF QUANTA COMMON
            STOCK.................................................   33
     12.6.  SATISFACTION OF INDEMNIFICATION OBLIGATIONS...........   33

                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1.  SUCCESSORS AND ASSIGNS................................   34
     13.2.  ENTIRE AGREEMENT......................................   34
     13.3.  COUNTERPARTS..........................................   34
     13.4.  BROKERS AND AGENTS....................................   34
     13.5.  NOTICES...............................................   34
     13.6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............   35
     13.7.  EXERCISE OF RIGHTS AND REMEDIES.......................   35
     13.8.  REFORMATION AND SEVERABILITY..........................   35

                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION
                ------------------------------------------------


     THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the fifth day of May, 1998, by and among Quanta Services, Inc., a Delaware corporation ("Quanta"), Spalj Acquisition, Inc., a Delaware corporation that is a subsidiary of Quanta ("Newco"), Spalj Construction Company, a Minnesota corporation (the "Company"), J.R. Spalj, Luke Spalj, Mark Anderson (such individuals being collectively referred to herein as the "Employee Stockholders"), and Jane M. Spalj (together with the Employee Stockholders, the "Stockholders"), with the Stockholders being the Company's only stockholders.

     WHEREAS, the respective Boards of Directors of Newco and the Company (collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco (the "Merger"); and

     WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the GCL and the MBC Act; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

     "Actual Amount" has the meaning set forth in Section 76.

     "Actual Income" has the meaning set forth in Section 76.

     "Actual Tax Rate" has the meaning set forth in Section 76.

     "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Assumed Tax Rate" has the meaning set forth in Section 7.6.

     "Balance Sheet Date" has the meaning set forth in Section 5.5.

     "Broker" has the meaning set forth in Section 13.4.

     "Closing" has the meaning set forth in Section 4.1.

     "Closing Date" has the meaning set forth in Section 4.1.

     "Code" has the meaning set forth in the third paragraph of this Agreement.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Common Stock" has the meaning set forth in Section 3.1.

     "Compensation Committee" has the meaning set forth in Section 7.8.

     "Competitive Business" means any business that competes with the Company or the Surviving Corporation, including, without limitation, any business that provides network construction for U.S. telecommunication and power service providers, including, without limitation, construction, installation and maintenance of fiber-optic networks.

     "Constituent Corporations" has the meaning set forth in the second paragraph of this Agreement.

     "Deerwood" has the meaning set forth in Section 9.1(b).

     "Effective Time" has the meaning set forth in Section 2.2.

     "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

     "Employee benefit plan"  has the meaning set forth in Section 5.16.

     "Employee pension benefit plan" has the meaning set forth in Section 5.16.

     "Employee Stockholders" has the meaning set forth in the first paragraph of this Agreement.

     "Employment Agreements" has the meaning set forth in Section 7.5.

     "Environmental Laws" means any Law or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any substance.

     "ERISA" has the meaning set forth in Section 5.16.

     "ERISA Affiliate"  has the meaning set forth in Section 5.16.

     "Estimated Amount" has the meaning set forth in Section 7.6.

     "Estimated Income" has the meaning set forth in Section 7.6.

     "Expiration Date" has the meaning set forth in Section 13.6.

     "Financial Statements" has the meaning set forth in Section 5.5.

     "GAAP" means generally accepted accounting principles as currently applied by the respective party on a basis consistent with preceding years and throughout the periods involved.

     "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "GCL" means General Corporation Law of the State of Delaware, as amended.

     "Hazardous Substances" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "Hazardous Substances" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     "Indemnified Party" has the meaning set forth in Section 8.3.

     "Indemnifying Party" has the meaning set forth in Section 8.3.

     "Interim Balance Sheet" has the meaning set forth in Section 5.5.

     "Interim Financial Statements" has the meaning set forth in Section 5.5.

     "Interim Tax Period" has the meaning set forth in Section 7.6.

     "Knowledge" means, in the case of the Company or the Employee Stockholders, the actual knowledge, whenever obtained and after due inquiry, of any of (i) the Employee Stockholders and (ii) Doug Odegaard, the Company's Chief Financial Officer.

     "Law" or "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

     "Lockup Period" has the meaning set forth in Section 12.5.

     "Lockup Shares" has the meaning set forth in Section 12.5.

     "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and net of any insurance proceeds, and any indemnity, contribution or similar payment, collected by Newco or any Affiliate of Newco from any third party with respect thereto.

     "Material Customers" has the meaning set forth in Section 5.9.

     "Merger Consideration" has the meaning set forth in Section 3.1.

     "Merger Filings" has the meaning set forth in Section 22.

     "Merger" has the meaning set forth in the second paragraph of this Agreement.

     "MBC Act" means the Minnesota Business Corporation Act, as amended.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "Noncompete Term" has the meaning set forth in Section 9.1(a).

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Option Plan" has the meaning set forth in Section 7.8.

     "Permits" has the meaning set forth in Section 5.10.

     "Permitted Encumbrances" means (a) any Encumbrances reserved against in the Interim Balance Sheet, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described in Schedule 5.9.

     "Plan"  has the meaning set forth in Section 5.16.

     "Qualified Plans" has the meaning set forth in Section 5.16.

     "Quanta" has the meaning set forth in the first paragraph of this Agreement.

     "Quanta Common Stock" means Quanta's Common Stock, par value $.00001 per share.

     "Registrable Shares" has the meaning set forth in Section 7.10(b).

     "Registration Statement" has the meaning set forth in Section 6.7.

     "Restricted Shares" has the meaning set forth in Section 12.1.

     "Rule 144" means Rule 144 as promulgated under the 1933 Act.

     "SEC" means the Securities and Exchange Commission.

     "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Taxes" has the meaning set forth in Section 5.18.

     "Territory" has the meaning set forth in Section 9.1.

     "Third Person" has the meaning set forth in Section 8.3.

     "Year-End Financial Statements has the meaning set forth in Section 5.5.

     1.2 INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

          (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.


                                  ARTICLE II
                    THE MERGER AND THE SURVIVING CORPORATION

     2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the MBC Act and the GCL, the Company shall be merged with and into Newco and the separate existence of the Company shall thereupon cease. Newco shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as (a) holders of all the Company Common Stock approve the Merger, and (b) certificates of merger and articles of merger, in forms mutually acceptable to Quanta and the Company, are filed with the Secretaries of State of the States of Delaware and Minnesota, respectively (the "Merger Filings"). The Merger Filings shall be made simultaneously with or as soon as practicable after the execution of this Agreement and the Closing.

     2.3  ARTICLES OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING
CORPORATION.    As a result of the Merger and at the Effective Time, the
following shall occur:

          (a) The Certificate of Incorporation of Newco shall be amended as follows:

          "FIRST.   The name of the corporation is Spalj Construction Company."

          (b) The Certificate of Incorporation of Newco in effect immediately prior to the Effective Time, as so amended hereby, shall become the Certificate of Incorporation of the Surviving Corporation. After the Effective Time, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided in the GCL.

          (c) The Bylaws of Newco in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and GCL.

          (d) The Board of Directors of Newco as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.

                                  ARTICLE III
                              CONVERSION OF SHARES

     3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company the issued and outstanding shares of common stock, no par value per share, of the Company as of the Effective Time (the "Company Common Stock") shall be converted into the right to receive, and become exchangeable for $16,792,557 in cash and an aggregate of 920,282 shares of Quanta Common Stock, which cash and shares of Quanta Common Stock shall be exchangeable for all the Company Common Stock outstanding at the Effective Time and issued to the Stockholders as set forth in Schedule 3.1 (the Quanta Common Stock and cash paid in exchange for the Company Common Stock being herein collectively referred to as the "Merger Consideration").

     3.2 NEWCO SHARES. The outstanding shares of common stock, par value $.01 per share, of Newco shall remain outstanding following the Merger.

     3.3 DELIVERY OF MERGER CONSIDERATION. At the Closing, (a) each Stockholder shall furnish to Quanta the certificates representing its Company Common Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed blank stock powers, and (b) Quanta shall deliver to each Stockholder cash (by wire transfer in accordance with the wiring instructions for each Stockholder set forth on Schedule 3.1) and certificates representing the shares of Quanta Common Stock to be delivered to such Stockholder pursuant to Section
3.1. Each Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Common Stock or with respect to the stock powers accompanying such stock.

                                  ARTICLE IV
                                    CLOSING

     4.1 CLOSING. The consummation of the Merger and delivery of the consideration described in Section 3.3 hereof and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Quanta, 1360 Post Oak Blvd., Suite 800, Houston, Texas, concurrently with the execution of this Agreement or at such other time and date as Quanta, the Company and the Stockholders may mutually agree, which date is herein referred to as the "Closing Date."


                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Employee Stockholders jointly and severally represent and warrant to Quanta as follows:

     5.1 DUE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 5.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company are attached hereto as Schedule 5.1. Correct and complete copies of all stock records and minute books of the Company have been provided to Quanta, and correct and complete copies of all other stock records and minute books of the Company have been delivered to Quanta.

     5.2  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

          (a) The Company has the requisite power and authority to enter into this Agreement and to effect the Merger. Each Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors or partners, as the case may be, of the Company and by the Stockholders. No additional corporate or partnership proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholders, and, assuming the due authorization, execution and delivery hereof by Quanta and Newco, constitutes a valid and binding agreement of the Company and each Stockholder, enforceable against each of them in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Laws applicable to the Stockholders or the Company or any of its properties or assets, or (iii) except as set forth in Schedule 5.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which any Stockholder or the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

          (c) Except for the Merger Filings and as set forth in Schedule 5.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby. Except as set forth in Schedule 5.2, none of the contracts or agreements with Material Customers or contracts providing for purchases or services individually in excess of $25,000, or in the aggregate in excess of $50,000, or other material agreements, licenses or permits to which the Company is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Company and the Stockholders and the consummation of the transactions contemplated hereby.

     5.3  CAPITALIZATION AND OWNERSHIP.

          (a) The authorized capital stock of the Company consists solely of 400 shares of Company Common Stock, of which 61.54 shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock are owned beneficially and of record by the Stockholders as set forth in Schedule 5.3. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. At the Effective Time, by virtue of the Merger Filing in Minnesota, the Merger will become effective in Minnesota. Except as set forth in Schedule 5.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or the Stockholders to transfer any of the capital stock of the Company.

          (b) Jane M. Spalj severally represents and warrants to Quanta that she owns beneficially and of record the number of shares of Company Common Stock set forth on Schedule 5.3.

     5.4 SUBSIDIARIES. Except as set forth in Schedule 54, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in Schedule 5.4, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     5.5  FINANCIAL STATEMENTS.

          (a) The Company has delivered to Quanta complete and correct copies of the following financial statements:

               (i) the audited balance sheets of the Company as of December 31, 1996 and 1997 and the related audited statements of income, stockholders' equity and cash flows for the two-year period ended December 31, 1997, together with the related notes, schedules and audit report of the Company's independent accountants (such balance sheets and the related statements of income and the related notes and schedules are referred to herein as the "Year-End Financial Statements");

              (ii) the compiled balance sheets of the Company as of September 30, 1997 and the related compiled statements of income, stockholders' equity and cash flows for the nine-month period ended September 30, 1997, together with the related notes, schedules and compilation report of the Company's independent accountants;

             (iii) the unaudited balance sheets (the "Interim Balance Sheet") of the Company as of March 31, 1998 (the "Balance Sheet Date") and the related unaudited statements of income for the interim period ended on the Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of income and the related notes and schedules are referred to herein as the "Interim Financial Statements"). The Year-End Financial Statements, the financial statements described in clause (ii) above and the Interim Financial Statements (collectively, the "Financial Statements") are attached as Schedule 5.5 to this Agreement.

          (b) Except as set forth in Schedule 5.5, the Financial Statements have been prepared from the books and records of the Company in conformity with GAAP (except for the absence of notes in the Interim Financial Statements) and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

     5.6 LIABILITIES AND OBLIGATIONS. Except as set forth in Schedule 5.6, as of the Balance Sheet Date the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and (b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business and are described in Schedule 5.6. Schedule 5.6 contains a reasonable estimate by the Stockholders of the maximum amount that may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Company has provided a summary description of the liability together with copies of all relevant documentation relating thereto.
Schedule 5.6 sets forth the Company's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of the date hereof.

     5.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 5.7 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date and of those invoiced between the Balance Sheet Date and the second business day preceding the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Stockholders and any entities or persons related to or Affiliates of the Stockholders are separately identified in Schedule 5.7. Schedule 5.7 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on Schedule 5.7, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of the Company (consistent with the methods used in the Interim

Financial Statements) with respect to receivables of the Company after the Balance Sheet Date. The preceding sentence shall not be deemed or construed as a guarantee by the Company or the Employee Stockholders of the collection of any such trade or account receivable.

     5.8  ASSETS.

          (a) Schedule 5.8 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Company with a book value in excess of $10,000 (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated.
     Schedule 5.8 indicates which assets used in the operation of the business of the Company are currently owned by the Stockholders or Affiliates of the Company or the Stockholders. Except as specifically identified in Schedule 5.8, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed in Schedule 5.8 are materially in good working order and condition, ordinary wear and tear excepted. Except as specifically described in Schedule 5.8, all fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in Schedule 5.8. All leases set forth in Schedule 5.8 are in full force and effect and constitute valid and binding agreements of the Company that is a party thereto, and to the Knowledge of the Company and the Employee Stockholders, the other parties thereto in accordance with their respective terms. Schedule 5.8 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company.

          (b) The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified in Schedule 5.8 as owned real property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Schedule 5.8.

          (c) Except as specifically described in Schedule 5.8, the tangible and intangible assets of the Company include all the assets used in the operation of the business of the Company as conducted at the Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices.

     5.9  MATERIAL CUSTOMERS AND CONTRACTS.

          (a) Schedule 5.9 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues for the fiscal year ended in 1997 or the interim period ended on the Balance Sheet Date (the "Material Customers"), and (ii) all material executory contracts, warranties, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $10,000, individually, or $25,000 in the aggregate, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $5,000, individually, or $10,000 in the aggregate, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations ,
     (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $5,000, individually, or $10,000 in the aggregate. Prior to the date hereof, the Company has made available to Quanta complete and correct copies of all such agreements. To the extent applicable, the contracts and agreements set forth in Schedule 5.9 are separately identified as lump sum, unit price, cost plus or maintenance agreements.

          (b) Except to the extent set forth in Schedule 5.9, (i) no Material Customer has canceled or substantially reduced or, to the Knowledge of the Company and the Employee Stockholders, is threatening to cancel or substantially reduce its purchases of the Company's products or services, and (ii) the Company is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in default under any of the agreements described in subsection (a), no notice of default has been received by the Company, and the Stockholders and the Company are aware of no basis therefor.

          (c) Except to the extent set forth in Schedule 5.9, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation. Schedule 5.9 sets forth the Company's material bonding or other financial security requirements or arrangements in connection with any transactions with any of its customers or suppliers.

          (d) Schedule 5.9 sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company in excess of $100,000 and that is subject to acceptance or award by a third party.

          (e) Schedule 5.9 sets forth a summary of the Company's open jobs and a job cost schedule supporting the Interim Balance Sheet, which Schedule includes the Company good faith estimate of each such job's profit or loss as of the Balance Sheet Date and the Closing Date.

     5.10 PERMITS. Schedule 5.10 contains an accurate list of all material licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (the "Permits"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date and the ownership of the assets of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in Schedule 5.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permits.

     5.11 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 5.11, (a) the Company has complied with and is in compliance, in all material respects, with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, Quanta or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment. None of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a Permit designating it as a treatment, storage and/or disposal facility, under any Environmental Law.

     5.12 LABOR AND EMPLOYEE RELATIONS. Except as set forth in Schedule 5.12, the Company is not bound by or subject to any arrangement with any labor union. Except as set forth in Schedule 5.12, no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's or the Employee Stockholders' Knowledge, is any campaign to establish such representation in progress. There is no pending or, to the Company's or the Employee Stockholders' Knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years. Neither the Company nor any Employee Stockholder has any Knowledge of any significant issues or problems in connection with the relationship of the Company with its employees.

     5.13 INSURANCE. Schedule 5.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of insurance loss runs and workmen's compensation claims for the past five policy years. Except as set forth in Schedule 5.13, all of such policies are "claims made" policies. The policies described in such Schedule for the current policy year are currently in full force and effect.

     5.14 COMPENSATION; EMPLOYMENT AGREEMENTS. Schedule 5.14 sets forth an accurate schedule of all officers, directors and employees of the Company with annual salaries of $70,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. Attached to Schedule 5.14 are true, complete and correct copies of each employment or consulting agreement with any employee of the Company or any Stockholder.

     5.15  NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS.
Schedule 5.15 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

     5.16  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 5.16 sets forth an accurate schedule of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "Plan"), together with true and complete copies of such Plans, arrangements and any trusts related thereto, and classifications of employees covered thereby as of December 31, 1997. Except as set forth in
     Schedule 5.16, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan. Each Plan may be terminated by the respective Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. For purposes of this Agreement, the term "employee pension benefit plan" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA Affiliate" means any corporation or trade or business under common control with a Company as determined under Section 4.14(b), (c), (m) or (o) of the Code.

          (b) Each Plan listed in Schedule 5.16 is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. Except as set forth in Schedule 5.16, with respect to each Plan of the Company and each ERISA Affiliate (other than a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate, including all Forms 5500, or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. True and complete copies of all such reports and other documents with respect to the past three years for each Plan have been provided to Quanta. No "accumulated funding deficiency" (as defined in Section 4.12(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 4.12 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Except as set forth in Schedule 5.16, each Plan that is intended to be "qualified" within the meaning of Section 40.1(a) of the Code (a "Qualified Plan") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. Except as set forth in Schedule 5.16, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

          (c) No Plan has incurred or will incur, and neither the Company nor any ERISA Affiliate has incurred or will incur with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

          (d) Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

          (e) Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that are subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefits liabilities" (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

          (f) No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's and the Employee Stockholders' Knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has Knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the Company's and the Employee Stockholders' Knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

          (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or
     Section 4975 of the Code, in connection with any Plan for which exemption was not available. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

     5.17 LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in Schedule 5.17, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Company and the Employee Stockholders, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Employee Stockholders' and the Company's Knowledge, there is no basis therefor. Except to the extent set forth in Schedule 5.17, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business.

     5.18 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. Except as set forth in Schedule 518, there are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. True and complete copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three fiscal years have been previously provided to Quanta. There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority. The Company has been taxed under the provisions of Subchapter S of the Code since April 1, 1994. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

     5.19 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in Schedule 5.19, the Company has conducted its operations in the ordinary course and there has not been:

          (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results or prospects of the Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, individually or in the aggregate;

          (c) any change in the authorized capital stock of the Company or in its outstanding securities or any change in the respective Stockholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (e) any increase in the compensation payable or to become payable by the Company to the Stockholders or any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 5.19;

          (f) any significant work interruptions, labor grievances or claims filed;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Stockholders and their Affiliates;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

          (i) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

          (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

          (l) any waiver of any material rights or claims of the Company;

          (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which the Company is a party or any of its property is subject; or

          (n) any other material transaction by the Company outside the ordinary course of business.

     5.20 ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY. Schedule 5.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account and the cash, cash equivalents and securities held in such account as of the second business day prior to the Closing, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 5.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

     5.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     5.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in Schedule 5.22, neither the Stockholders nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in Schedule 5.22, no officer or director of the Company nor any Stockholder has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

     5.23 INTANGIBLE PROPERTY. Schedule 5.23 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses, and the assets of the Company include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

     5.24 TAX REORGANIZATION REPRESENTATION. The Surviving Corporation will acquire substantially all of the properties of the Company within the meaning of
Section 368(a)(2)(D) of the Code.

     5.25 TOTAL ASSETS. The Company has delivered to Quanta a complete and correct copy of the regularly prepared balance sheet of the Company as of April 30, 1998, which is attached as Schedule 5.25. Such balance sheet has been prepared from the books and records of the Company and presents fairly the financial position of the Company as of such date. Such balance sheet reflects total assets of the Company of less than $10,000,000 as of such date.

     5.26 DISCLOSURE. The Stockholders and the Company have provided Quanta or its representatives all the information that Quanta has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of the Stockholders to Quanta or Newco in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading. It is understood by the parties hereto that any estimates, projections or other predictions that may have been provided to Quanta are not and shall not be deemed to be representations or warranties of the Stockholders, but shall be deemed to be good faith estimates and assumptions of the Stockholders, which are intended to be reasonable at the time made concerning the most likely course of the Company and its business. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement shall be deemed or construed to imply that the Company or the Stockholders have provided Quanta with any projections or other predictions regarding the Company or its business on which Quanta has relied, and Quanta and Newco expressly waive any right to make any claim based on any such projections or predictions.


                                  ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF QUANTA AND NEWCO

     Quanta and Newco jointly and severally represent and warrant to the Stockholders as follows:

     6.1 ORGANIZATION. Each of Quanta and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Each of Quanta and Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Correct and complete copies of Quanta's minute books have been made available to the Stockholders.

     6.2  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

          (a) Each of Quanta and Newco has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the boards of directors of Quanta and Newco and Quanta, as the sole stockholder of Newco. No additional corporate proceedings on the part of Quanta or Newco are necessary to authorize the execution and delivery of this Agreement and the consummation by Quanta and Newco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Quanta and Newco, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes valid and binding agreements of Quanta and Newco, enforceable against Quanta and Newco in accordance with its terms.

          (b) The execution and delivery of this Agreement by Quanta and Newco do not, and the consummation by Quanta and Newco of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of Quanta or Newco, (ii) any Law applicable to either Quanta or Newco or any of its properties or assets or
     (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Quanta or Newco is now a party or by which either Quanta or Newco or any of its properties or assets may be bound or affected.

          (c) Except for the Merger Filings and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Quanta and Newco or the consummation by Quanta and Newco of the transactions contemplated hereby.

     6.3 QUANTA COMMON STOCK. The shares of Quanta Common Stock to be issued to the Stockholders pursuant to the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of Quanta Common Stock pursuant to the Merger will transfer to the Stockholders valid title to such shares of Quanta Common Stock, free and clear of all Encumbrances, except for any Encumbrances created by the Stockholders.

     6.4 TAX REORGANIZATION REPRESENTATIONS.

          (a) Prior to the Merger, Quanta will be in control of Newco within the meaning of Section 368(c) of the Code.

          (b) Quanta has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Quanta losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

          (c) Quanta has no plan or intention to reacquire any of its stock issued in the Merger.

          (d) Quanta has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by Quanta; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Quanta.

          (e) Following the Closing, Quanta's intention is that the Surviving Corporation will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

          (f) Quanta does not own, nor has it owned during the past five years, any shares of the stock of the Company.

          (g) Each of Quanta and Newco is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

          (h) Neither Quanta nor Newco is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (i) As of the Closing Date, the fair market value of the assets of Newco will exceed the sum of Newco's liabilities plus the amount of other liabilities, if any, to which Newco's assets are subject.

     6.5 SEC FILINGS; DISCLOSURE. Quanta has filed with the SEC all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the1933 Act, the 1934 Act, and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     6.6 DISCLOSURE. Quanta has fully provided the Stockholders or their representatives with all the information that the Stockholders have requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of Quanta contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     6.7 REGISTRATION STATEMENT. Quanta has filed with the SEC a registration statement on Form S-4 (File No. 333-47083) (the "Registration Statement").


                                  ARTICLE VII
                               CERTAIN COVENANTS

     7.1 RELEASE FROM GUARANTEES. Quanta shall use its commercially reasonable best efforts to have the Stockholders released from the personal guarantees of the Company indebtedness identified in Schedule 7.1 within 90 days after the Closing Date. Quanta hereby agrees to indemnify and defend each Stockholder and hold such Stockholder harmless for any amounts that such Stockholder is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing, including without limitation any reasonable attorneys' fees and expenses incurred in connection therewith.

     7.2 FUTURE COOPERATION; TAX MATTERS. The Stockholders and Quanta shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Stockholders will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Quanta and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. The

Stockholders will cooperate with the Surviving Corporation in the preparation of all tax returns covering the period from the beginning of the Company current tax year through the Closing. In addition, Quanta will provide the Stockholders with access to such of its books and records as may be reasonably requested by the Stockholders in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

     7.3 EXPENSES. Quanta will pay the fees, expenses and disbursements of Quanta and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. The Surviving Corporation following the Closing will pay any expenses of Arthur Andersen LLP's audit or audit related procedures in connection with the transactions contemplated hereby. The Stockholders will pay their fees, expenses and disburse ments and those of their and the Company's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby.

     7.4 LEGAL OPINION. At the Closing, the Company and the Stockholders shall cause their legal counsel, Winthrop & Weinstine, to deliver to Quanta a legal opinion in form and substance acceptable to Quanta.

     7.5 EMPLOYMENT AGREEMENTS. Concurrently with the execution of this Agreement, the Surviving Corporation shall enter into a mutually acceptable Employment Agreement with each of the individuals identified on Schedule 7.5 (collectively, the "Employment Agreements").

     7.6  PRE-CLOSING DISTRIBUTIONS.

          (a) Prior to the Closing, the Company shall have distributed to the Stockholders an aggregate amount equal to the sum of (a) $1,250,000 and (b) an amount equal to the income taxes payable by the Stockholders in accordance with Subchapter S of the Code on the Company's taxable income for the period from January 1, 1998 through the Closing Date (the "Interim Tax Period"), which income taxes shall be calculated based on an assumed combined state and federal income tax rate of 45.9% (the "Assumed Tax Rate"). At the Closing, the Stockholders and Quanta shall in good faith estimate the Company's taxable income for the Interim Tax Period (the "Estimated Income") and calculate and distribute to each Stockholder the income taxes payable by such Stockholder at the Assumed Tax Rate (the "Estimated Amount") with respect to an amount equal to the Estimated Income less $750,000. As promptly as practicable after the Closing, but in any event within 30 days after the Closing, the Stockholders and Quanta shall in good faith calculate the Company's taxable income for the Interim Tax Period (the "Actual Income") and the Stockholders shall certify in writing to Quanta the highest actual combined and federal income tax rate among the Stockholders (the "Actual Tax Rate"). The Stockholders and Quanta shall calculate with respect to each Stockholder the income taxes payable by such Stockholder at the Actual Tax Rate (the "Actual Amount") with respect to an amount equal to the Actual Income less $750,000. If, with respect to any Stockholder, the Actual Amount is greater than the Estimated Amount, the Surviving Corporation shall promptly pay an amount equal to the difference to such Stockholder as additional Merger Consideration. If, with respect to any Stockholder, the Actual Amount is less than the Estimated Amount, such Stockholder shall pay the Surviving Corporation an amount equal to the difference as a reduction in the Merger Consideration.

          (b) If the Stockholders and Quanta are unable to mutually agree upon the amount of the distributions by the Company under Section 7.6(a), then either the Stockholders or Quanta may notify the other party in writing of the submission of the calculation of the amount of such distributions to Arthur Andersen LLP for final determination, which determination shall be final, conclusive and binding.

          (c) Any such distributions pursuant to Section 7.6(a) prior to the Closing shall be made, first, with the Company's available cash and, second, either through the distribution of accounts receivable of the Company (without any discount) or the Company's issuance of demand promissory notes to the respective Stockholders. The Stockholders agree to take no collection actions with respect to any distributed accounts receivable except through the Surviving Corporation. Newco agrees to use to take actions in good faith to collect such accounts receivable on behalf of the Stockholders, but the method and type of any collection efforts shall be determined by the Surviving Corporation. Quanta and Newco agree to cause any such demand promissory notes to be paid immediately following the Closing.

     7.7 REPAYMENT OF RELATED PARTY INDEBTEDNESS. Concurrently with the execution of this Agreement, (a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Schedule 5.7, and (b) the Company shall repay all amounts outstanding under loans to the Company from any Stockholder, each of which loans to the Company is specifically reflected in
Schedule 5.6.

     7.8 STOCK OPTIONS. Quanta shall cause the Compensation Committee of its Board of Directors to grant nonqualified options to purchase an aggregate of 150,000 shares of Quanta Common Stock under Quanta's 1997 Stock Option Plan (the "Option Plan") to the individuals, and in the respective amounts, set forth on
Schedule 7.8, with options to purchase (a) 75,000 of such shares to be granted as of the Closing, (b) 37,500 of such shares to be granted on January 1, 1999 (subject to the respective individuals being employed by the Surviving Corporation at the time of such option grant), and (c) 37,500 of such shares to be granted upon the achievement of certain performance objectives to be mutually determined by Quanta and J.R. Spalj as promptly as practicable after the Closing (subject to the respective individuals being employed by the Surviving Corporation at the time of the option grant), which options, in each case, shall vest in equal annual increments for four years, commencing one year after the date of grant.

     7.9 STOCK PURCHASE PROGRAM. After the Closing, Quanta will endeavor to establish an employee stock purchase program to facilitate employee purchases of Quanta Common Stock directly from Quanta without paying third party brokerage commissions. Notwithstanding anything to the contrary contained herein, neither this Section 7.9 nor anything in this Agreement, or any other agreement of Quanta and its Affiliates entered into in connection with the consummation of the transactions contemplated hereby, shall be deemed or construed to make any employee of the Company or Quanta or its Affiliates or potential participants in any such employee stock purchase program a third party beneficiary or create any right in any such persons to cause Quanta or its Affiliates to establish any such employee stock purchase program.

     7.10  REGISTRATION RIGHTS.

          (a) If at any time after the Closing Date, Quanta shall determine to register any Quanta Common Stock (for itself or for any holder of securities of Quanta) under the 1933 Act or any successor legislation (other than a registration relating to stock option plans, employee benefit plans or a transaction pursuant to Rule 145 under the 1933 Act), and in connection therewith Quanta may lawfully register the Registrable Securities (as hereinafter defined) held by the Stockholders, Quanta will promptly give written notice thereof to the Stockholders and will include in such registration and effect the registration under the 1933 Act of all Registrable Securities that the Stockholders may request in writing by notice delivered to Quanta within 20 days after receipt by the Stockholders of the notice given by Quanta; provided, however, that in connection with any such offering by Quanta of any of its securities, no such registration of Registrable Securities shall be required if the managing underwriter, if any, for Quanta advises it in writing that including all or part of the Registrable Securities in such offering will materially adversely affect the proposed offering and jeopardize Quanta's ability to sell its own securities in such offering. If such managing underwriter advises Quanta that, in its opinion, part of the Registrable Securities may be included in such offering without materially adversely affecting the proposed offering, then Quanta shall be obligated to include such lesser number of Registrable Securities in such offering, which shares shall be taken from those owned and held by a group consisting of the Stockholders and the other holders of Quanta Common Stock having registration rights that are pari passu with those of the Stockholders, and such limitation shall be imposed upon the Stockholders and such other holders pro rata on the basis of the total number of shares of Registrable Securities Shares held by the Stockholders and the shares of Quanta Common Stock held by such other holders or obtainable by them upon the exercise of rights with respect to other securities owned by them. All expenses of such registration and offering shall be borne by Quanta, except that each Stockholder shall bear underwriting commissions and discounts attributable to its Registrable Securities being registered and the fees and expenses of separate counsel, if any, for the Stockholder. The Stockholders shall be entitled to an unlimited number of registrations under this Section 7.10 during the term set forth in the first sentence of this Section 7.10(a).

          (b) For the purposes of this Section 7.10, the term "Registrable Securities" shall mean (i) from and after the Effective Time and until the first anniversary of the Closing Date, an aggregate of 52.5% of the Restricted Shares, (ii) from and after the first anniversary of the Closing Date until the second anniversary of the Closing Date, with respect to each Stockholder, the number of Restricted Shares held by such Stockholder, at the time of registration, in excess of 1% of the outstanding shares of Quanta Common Stock and (ii) any Quanta Common Stock issued or issuable with respect to such Restricted Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

          (c) Whenever, under the preceding paragraphs of this Section 7.10, Quanta is required to hereunder to register Registrable Securities, Quanta shall as expeditiously as possible:

               (i) prepare and file with the SEC a registration statement with respect to the Registrable Securities that complies with all requirements of the 1933 Act;

              (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale of securities covered by such registration statement for the period necessary to complete the proposed public offering (but in no event for a period in excess of 90 days);

             (iii) furnish to the Stockholders such copies of each preliminary and final prospectus and such other documents as the Stockholders may reasonably request to facilitate the disposition of the Registrable Securities;

              (iv) enter into an underwriting agreement with customary terms and provisions as reasonably agreed by Quanta and the proposed underwriter, if any, of the offering;

               (v) use its commercially reasonable best efforts to register and qualify the Registrable Securities covered by such registration statement under applicable state securities or "blue-sky" laws, provided that Quanta shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified;

              (vi) furnish to each Stockholder, if it is a selling stockholder, a signed counterpart, addressed to the Stockholder, of

                    (A)  an opinion of counsel to Quanta, and

                    (B) comfort letter(s) signed by the independent public accountants who have certified Quanta's financial statements included in the registration statement,

                         in each case, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountant's letter) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountant's letters delivered to the underwriters in underwritten public offerings of securities.

          (d) Quanta shall have the right to select the managing underwriter or underwriters for any underwritten offering made pursuant to a registration under this Section 7.10.

          (e) In connection with any underwritten offering by Quanta in which a Stockholder participates, the Stockholder shall, if requested by the managing underwriter or underwriters thereof, agree not to sell any of its Registrable Securities or any other securities of Quanta owned by the Stockholder in any transaction other than pursuant to such underwritten offering for a period beginning 60 days prior to the date Quanta and the underwriter reasonably expect the registration statement to become effective, and for such period after the effective date of the registration statement as is agreed upon by the underwriters and Quanta (not to exceed 180 days), provided that the Quanta officers and directors and each holder of 5% or more of Quanta's issued and outstanding Quanta Common Stock also agree to such limitations.

          (f) Quanta may delay any underwritten offering pursuant to this
     Section 7.10 when a condition or pending transaction exists the disclosure of which would reasonably be expected to have a material adverse effect on the proposed offering.

          (g) Quanta will indemnify the Stockholders against any losses, claims, damages, expenses, or liabilities to which such persons may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or any preliminary prospectus or final prospectus or amendment or supplement thereto on the effective date thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Quanta will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or any preliminary prospectus or final prospectus or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Quanta through an instrument duly executed by such person specifically for use in the preparation thereof.

          It shall be a condition precedent to the obligation of Quanta to include in any registration statement any Registrable Securities then held by the Stockholders that Quanta shall have received an undertaking, satisfactory to it and the managing underwriter or underwriters, from the each Stockholder who is a selling stockholder to indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph) Quanta, each director of Quanta, each officer of Quanta who shall sign such registration statement and the managing underwriter or underwriters and any person who controls such underwriters or Quanta within the meaning of the 1933 Act, with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Quanta through an instrument duly executed by such Stockholder specifically for use in the preparation of such registration statement, preliminary prospectus or final prospectus or such amendment or supplement thereto.

          Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs in this Section 7.10, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action. In any case such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assumed the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the defense thereof.

     7.11 TRANSACTIONS WITH AFFILIATES; EQUIPMENT. Any equipment maintenance provided by the Surviving Corporation to, or any of the Surviving Corporation's equipment used by, an Affiliate of the Company or a Stockholder shall be provided pursuant to an arms-length agreement and at arms-length prices as determined by the Surviving Corporation and such Affiliate.


                                 ARTICLE VIII
                                INDEMNIFICATION

     The Employee Stockholders, Quanta and Newco each make the following covenants:

     8.1 GENERAL INDEMNIFICATION BY THE EMPLOYEE STOCKHOLDERS. Subject to Sections 8.4 and 8.5, the Employee Stockholders covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless Quanta, Newco and the Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates, at all times from and after the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of the Employee Stockholders set forth herein or in the Schedules or certificates delivered in connection herewith, (b) any breach or nonfulfillment of any covenant or agreement on the part of the Employee Stockholders or the Company under this Agreement, (c) all income Taxes payable by the Company for all periods prior to and including the Closing Date, (d) all transfer and other Taxes arising from the transactions contemplated by this Agreement, and (e) the failure to duly and timely file or distribute any return, report or other document required under the Code or ERISA with respect to periods prior to and including the Closing Date.

     8.2 INDEMNIFICATION BY QUANTA. Quanta covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees at all times from and after the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of Quanta or Newco set forth herein or in the Schedules or certificates attached hereto, and (b) any breach or nonfulfillment of any covenant or agree ment on the part of Quanta or Newco under this Agreement.

     8.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Section 8.1, or 8.2 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

     8.4 INDEMNIFICATION DEDUCTIBLE. Neither the Employee Stockholders, on the one hand, nor Quanta, Newco and the Surviving Corporation, on the other hand, shall be entitled to indemnification from the other under the provisions of
Section 8.1(a) or Section 8.2(a), as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $200,000. Notwithstanding the foregoing, the limitations set forth in this Section 8.4 shall not apply to fraudulent misrepresentations.

     8.5 INDEMNIFICATION LIMITATION. Subject to Section 8.4, the aggregate indemnification obligation of the Employee Stockholders under Section 8.1(a) shall be limited to the amount set forth on Schedule 8.5. Notwithstanding the foregoing, the limitations set forth in this Section 8.5 shall not apply to fraudulent misrepresentations.

     8.6 EXCLUSIVE REMEDY. Subject to Section 8.4 and in the absence of fraud by any of the Employee Stockholders, the exclusive remedy of Quanta, Newco and the Surviving Corporation for Losses that are indemnifiable pursuant to Section 8.1(a) shall be pursuant to this ARTICLE VIII.

     8.7 INDEMNIFICATION FOR NEGLIGENCE OF INDEMNIFIED PARTY. THE RIGHTS TO INDEMNIFICATION UNDER THIS ARTICLE VIII INCLUDE RIGHTS TO INDEMNIFICATION FOR THE RESULTS OF AN INDEMNIFIED PARTY'S ACTUAL OR ALLEGED NEGLIGENCE, IF SUCH INDEMNIFIED PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION HEREUNDER.


                                  ARTICLE IX
                            NONCOMPETITION COVENANTS

     9.1  PROHIBITED ACTIVITIES.

          (a) For no additional consideration, the Stockholders will not for five years following the Closing Date and, as to Stockholders who are parties to Employment Agreements, if longer, one year following such Stockholder's voluntary termination of his employment with the Surviving Corporation or its Affiliates or the termination of such individual's employment with the Surviving Corporation or its Affiliates "for cause," in each case as determined in accordance with such individual's Employment Agreement (with the applicable period being herein referred to as the "Noncompete Term"), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

               (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competitive Business within 150 miles of (A) where the Company or any of its subsidiaries conducts business, or has conducted business within the past three years or (B) where the Quanta or the Surviving Corporation or an Affiliate of Quanta or the Surviving Corporation conducts business after the Closing that is, within six months prior to the date of termination of such Stockholder's employment, business under his supervision or managerial authority (such areas being herein referred to as the "Territory");

              (ii) call upon any person, who is, at that time, an employee or consultant of Quanta or the Surviving Corporation or any of their respective subsidiaries, for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or contract with Quanta or the Surviving Corporation or any of their respective subsidiaries; or

             (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company, Quanta or the Surviving Corporation or any of the subsidiaries of such parties within the

                    Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory.

          (b) Notwithstanding the above, (i) if the employment of a Stockholder identified in Section 9.1(a) is terminated by the Surviving Corporation other than "for cause," as determined under such individual's Employment Agreement or Consulting Agreement, if applicable, then the Noncompete Term shall be five years following the Closing Date, and (ii) Section 9.1(a) shall not be deemed to prohibit (A) any Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, the Nasdaq Stock Market or over-the-counter, (B) the ownership of J.R. Spalj, Luke Spalj or Jane M. Spalj of equity interests in Rice Lake Contracting or Deerwood Bancshares, Inc. ("Deerwood"), (C) the financing, in the ordinary course of business, of any Competitive Business or any subcontractor of the Company or the Surviving Corporation by Deerwood or an Affiliate of Deerwood, or (D) the financing of Gulfshore Telecom by J.R. Spalj.

     9.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Quanta and the Surviving Corporation as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to Quanta and the Surviving Corporation for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced against such individual by injunctions, restraining orders and other equitable actions.

     9.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE IX are necessary in terms of time, activity and territory to protect Quanta's and the Surviving Corporation's interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Stockholder in light of the activities and businesses of the Company on the date of the execution of this Agreement and the current plans of the Company.

     9.4 SEVERABILITY; REFORMATION. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE IX are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

     9.5 MATERIAL AND INDEPENDENT COVENANT. Each Stockholder acknowledges that his agreements and the covenants set forth in this ARTICLE IX are material conditions to Quanta's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that Quanta and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement.

                                   ARTICLE X
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1 GENERAL. Each Stockholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information relating to the businesses of the Company, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Corporation. Each Stockholder agrees that he will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing his duties, if any, to the Surviving Corporation and/or Quanta, unless (a) such information becomes known to the public generally through no fault of such Stockholder, or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (b) such Stockholder shall, if possible, give prior written notice thereof to Quanta and the Surviving Corporation and provide Quanta with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, Quanta shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Quanta from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     10.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation and/or Quanta would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions.


                                  ARTICLE XI
                             INTENDED TAX TREATMENT

     11.1 TAX-FREE REORGANIZATION. Quanta and the Stockholders are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and neither Quanta nor the Stockholders will take any actions that disqualify the Merger for such treatment.


                                  ARTICLE XII
              FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                             ON QUANTA COMMON STOCK

     12.1  COMPLIANCE WITH LAW.   The Stockholders acknowledge the shares of
Quanta Common Stock issued at the Closing in accordance with the terms of this Agreement (the "Restricted Shares") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by the Stockholders solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Stockholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

     12.2 ECONOMIC RISK; SOPHISTICATION. Each Stockholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Stockholder has such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its or his own interests in connection with the acquisition of the Restricted Shares. Each Stockholder represents to Quanta and Newco that it or he is an "accredited investor," as that term is defined in Regulation D under the 1933 Act. Each Stockholder or its or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of Quanta and Newco concerning, among other matters, Quanta, its management, its plans for the operation of its business and potential additional acquisitions.

     12.3 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of Quanta Common Stock to the public without registration, for a period of one year after the Closing, Quanta agrees to use its commercially reasonable efforts to:

          (a) make and keep public information (as such terms are defined in Rule 144) regarding Quanta available;

          (b) file with the SEC in a timely manner all reports and other documents required of Quanta under the 1933 Act and the 1934 Act; and

          (c) furnish to each Stockholder upon written request a written statement by Quanta as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of Quanta, and such other reports and documents so filed as such Stockholder may reasonably request in availing himself of any rule or regulation of the SEC allowing such Stockholder to resell any such shares without registration.

     12.4 CONSENT TO RESELL SHARES UNDER PROSPECTUS. Quanta hereby consents to the Stockholders publicly reselling the Registrable Securities pursuant to the prospectus contained in the Registration Statement, as such prospectus may be amended or supplemented from time to time, following (a) the SEC's declaration of the effectiveness of the Registration Statement and (b) Quanta's filing of a prospectus supplement or a post-effective amendment to the Registration Statement with respect to the resale of shares of Quanta Common Stock by the Stockholders. After the Closing, Quanta shall use its commercially reasonable best efforts to
(x) have the Registration Statement declared effective by the SEC, (y) thereafter file, as Quanta shall determine may be required under the 1933 Act and the rules and regulations thereunder, a prospectus supplement or supplements to such prospectus or a post-effective amendment or amendments to the Registration Statement and, with respect to any post-effective amendment, cause such post-effective amendment to be declared effective by the SEC, (z) maintain the effectiveness of the Registration Statement until the earlier of (i) two years after the Effective Time and (ii) any date after the first anniversary of the Closing Date, as to any Stockholder who holds less than 1% of the outstanding shares of Quanta Common Stock; provided, however, that the Stockholders acknowledge and agree that Quanta will be required in accordance with the 1933 Act and the rules and regulations thereunder to file with the SEC amendments and supplements to the Registration Statement from time to time to maintain the effectiveness of the Registration Statement, which amendments and supplements Quanta agrees to file as promptly as commercially practicable after the Registration Statement becomes stale or as may otherwise be required pursuant to the 1933 Act and the rules and regulations thereunder. If any Stockholder desires to sell its Registrable Securities in accordance with this
Section 12.4, such Stockholder and Quanta shall endeavor in good faith to facilitate the orderly disposition of such shares.

     12.5 CONTRACTUAL RESTRICTIONS ON TRANSFERS OF QUANTA COMMON STOCK. Each Stockholder covenants, warrants and represents that 47.5% of the Restricted Shares (the "Lockup Shares") will not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the one-year period commencing on the Closing Date (the "Lockup Period") and thereafter only after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC, and, during the Lockup Period, no Stockholder shall engage in put, call, short-sale, straddle or similar transactions intended to reduce such Stockholder's risk of owning the Lockup Shares. Certificates representing Lockup Shares shall bear the following legend in addition to the legend under Section 12.1:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF DURING THE PERIOD OF SUCH CONTRACTUAL RESTRICTION WITHOUT THE PRIOR WRITTEN CONSENT OF QUANTA SERVICES, INC.

     12.6 SATISFACTION OF INDEMNIFICATION OBLIGATIONS. Subject to compliance with all applicable laws, rules and regulations, and notwithstanding the provisions of Section 12.5, each Stockholder shall have the right to (i) tender his Restricted Shares in a tender offer to all holders of Quanta Common Stock in accordance with Regulation 14D under the 1934 Act; and (ii) transfer the Restricted Shares during the Lockup Period for the purpose of satisfying his indemnification obligations and liabilities for Losses under ARTICLE VIII to the extent such Losses exceed $100,000; provided, however, that prior to any such transfer of Restricted Shares, each Stockholder shall notify Quanta in writing of his intention to make such a transfer, and for five business days thereafter, Quanta shall have the option of acquiring Restricted Shares from such Stockholder (free and clear of all liens, claims and encumbrances) in satisfaction of all or any part of such Losses in excess of $100,000. If Quanta exercises such option of acquiring Restricted Shares, then such Stockholder's liability for Losses in excess of $100,000 shall be deemed to be satisfied to the extent of (A) such number Restricted Shares transferred to Quanta, multiplied by (B) the average closing price per share of Quanta Common Stock for the 10 trading days, with the last such trading day being the third trading day before the date such Losses become payable by such Stockholder (either by agreement or pursuant to a judgment or binding determination by an arbitrator), as reported on The New York Stock Exchange or such other national securities exchange on which the Quanta Common Stock is principally traded.


                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Quanta, Newco, the Surviving Corporation and the Company, and the heirs and legal representatives of the Stockholders.

     13.2 ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and Quanta and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Company, Newco and Quanta, acting through their respective officers, duly authorized by their respective Boards of Directors.

     13.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.4 BROKERS AND AGENTS. Except for the Company's engagement of Goldsmith, Agio, Helms and Company ("Broker"), each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Quanta and Newco agree to pay the fees and expenses of Broker upon the Closing by wire transfer of funds to Broker in an amount equal to $880,393 and issuance to Broker of 48,169 shares of Quanta Common Stock. The payment of any other amounts to Broker shall be the liability and obligation of the Stockholders. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     13.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

          (a) If to Quanta, Newco or the Surviving Corporation, addressed to them at:

                         Quanta Services, Inc.
                         1360 Post Oak Blvd., Suite 800
                         Houston, Texas 77056
                         Attn:  President and General Counsel

          (b) If to any Stockholder, respectively addressed as follows:

                         J. R. Spalj
                         Jane Spalj
                         P. O. Box 398
                         Deerwood, Minnesota 56444

                         Luke Spalj
                         P. O. Box 27
                         Deerwood, Minnesota 56444

                         Mark Anderson
                         Route 3, Box 2455
                         Aitkin, Minnesota 56431

               With a copy (which shall not constitute notice) to:

                         Winthrop & Weinstine, P.A.
                         Richard A. Hoel, Esq.
                         3000 Dain Rauscher Plaza
                         60 South Sixth Street
                         Minneapolis, Minnesota 55402

or such other address as any party hereto shall specify pursuant to this Section
13.5 from time to time.

     13.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in ARTICLE V and ARTICLE VI shall survive the Closing for a period of two years from the Closing Date (the "Expiration Date"), except that the representations and warranties set forth in Sections 5.16 and 5.18 hereof shall survive until such time as the limitations period has run for all tax periods ended on or prior to the Closing Date, which shall be deemed to be the Expiration Date for Sections 5.16 and 5.18.

     13.7 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.8 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              QUANTA SERVICES, INC.


                              By:  _____________________________________
                              Its: _____________________________________


                              SPALJ ACQUISITION, INC.


                              By:  _____________________________________
                              Its: _____________________________________


                              SPALJ CONSTRUCTION COMPANY


                              By:  _____________________________________
                              Its: _____________________________________



                              __________________________________________
                              J.R. Spalj, Individually




                              __________________________________________
                              Mark Anderson, Individually


                              __________________________________________
                              Mark Anderson, Individually



                              __________________________________________
                              Jane M. Spalj, Individually